Douglas Emmett, Inc.	808 Wilshire Boulevard, 2nd FloorT: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett, Inc. Announces
2008 First Quarter Earnings Results
Reports FFO of $0.34 Per Diluted Share and Increases 2008 Guidance

SANTA MONICA, CALIFORNIA – May 6, 2008 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), announced the release of its first quarter financial results for the quarter ended March 31, 2008.

Financial Results
Funds From Operations (FFO) for the first quarter ending March 31, 2008 totaled $53.4 million, or $0.34 per diluted share, compared to $46.4 million, or $0.28 per diluted share, for the first quarter ending March 31, 2007. The Company reported a GAAP net loss of $2.5 million, or approximately ($0.02) per diluted share, for the first quarter ending March 31, 2008, compared to a GAAP net loss of $3.3 million, or ($0.03) per diluted share, for first quarter ending March 31, 2007.

Acquisitions
On March 26, 2008, the Company acquired a 1.4 million square foot office portfolio consisting of six Class “A” buildings for a contract price of approximately $610 million, or $428 per square-foot. The properties are located in four of the Company’s core Los Angeles submarkets:  Santa Monica, Beverly Hills, Sherman Oaks/Encino, and Warner Center/Woodland Hills. The acquisition significantly increased the Company’s market concentration in each of these submarkets – especially Beverly Hills, where it increased to from 7.8% to 18.0%. In conjunction with the acquisition, the Company obtained a $380 million bridge loan with a 9-month term from an affiliate of the seller.

On February 13, 2008, the Company acquired a two-thirds interest in a 78,298 square-foot office building and all of the assets of The Honolulu Club, a private membership athletic and social club that is located in the building located at 932 Ward Avenue in Honolulu, Hawaii. The aggregate contract price was approximately $18 million and the purchase was made in a joint venture with Richard Gushman, who has served as the Company’s local partner on most of its prior Hawaii acquisitions. The joint venture financed the acquisition with an $18 million loan with a term of two years and a one-year extension.

Financings
During the quarter, and in addition to the aforementioned financings, the Company obtained a non-recourse $340 million term loan secured by four of the Company’s previously unencumbered office properties. The loan bears interest at a floating rate equal to LIBOR plus 150 basis points, but the Company has entered into interest rate swap contracts that effectively fix the interest rate at 4.77% until January 2, 2013.  The loan matures on April 1, 2015.  The proceeds of this new loan are being utilized to repay the Company’s secured revolving credit facility and for general corporate purposes.

Douglas Emmett Announces
First Quarter 2008 Company Earnings Results

Company Operations
Rental revenues from the Company’s office portfolio increased to $99.0 million for the quarter ending March 31, 2008, representing an 8.1% increase from the first quarter of 2007. The Company’s office portfolio was 95.3% leased and 94.3% occupied at March 31, 2008, compared to 95.7% leased and 95.0% occupied at December 31, 2007. The occupied percentage represents the leased portion of the Company’s office portfolio less those leases where the rent commencement date has yet to occur. During the quarter, the Company signed 99 new and renewal leases, totaling approximately 473,697 square feet.

Rental revenues for the Company’s multifamily portfolio increased to $17.2 million for the quarter ending March 31, 2008, representing a 4.3% increase from the first quarter of 2007.  The Company’s multifamily portfolio was 99.6% leased at March 31, 2008 compared to 98.7% leased at December 31, 2007.

Share Repurchases
During the first quarter, the Company repurchased approximately 1.1 million share equivalents in private transactions for a total consideration of approximately $23.8 million or $21.48 per share.

Dividends
During the quarter, the Company’s Board of Directors approved a quarterly cash dividend of $0.1875 per share, representing a 7.1% increase over the previous quarter. The new quarterly dividend was paid on April 15, 2008 to shareholders of record as of March 31, 2008. On an annualized basis, this represents a dividend of $0.75 per common share.

Guidance
The Company is increasing its 2008 full year earnings guidance range to $1.28 - $1.32 per diluted share from the $1.25 - $1.29 range previously announced. The new range assumes the first closing of the Company’s closed-end fund, which is anticipated to close by the third quarter of this year.  As previously stated, the Company’s 2008 full year guidance excludes any impact from future acquisitions, dispositions, additional equity purchases, debt financings, or any other recapitalizations.

Conference Call and Web Cast Information
A conference call to discuss the Company’s 2008 first quarter financial results is scheduled for Wednesday, May 7, 2008 at 2:00 pm Eastern Time or 11:00 am Pacific Time. Interested parties can access the call via the Internet by going to the Investor Relations section of the Company’s Web site at www.douglasemmett.com or by dialing into the call at 800.218.0204 (domestic) or 303.262.2137 (international).   A replay of the live call will be available via the web site for 90 days. A digital replay will be available through Wednesday, May 14, 2008 at 800.405.2236 (domestic) or 303.590.3000 (international) and using the passcode 11111987.

Supplemental Information
Supplemental financial information for the Company’s 2008 first quarter financial results can be accessed on the Company’s Web site under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in California and Hawaii. The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. For more information on Douglas Emmett, please visit the Company’s Web site at www.douglasemmett.com.

Douglas Emmett Announces
First Quarter 2008 Company Earnings Results

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Douglas Emmett Announces
First Quarter 2008 Company Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2008	December 31, 2007
Assets	(unaudited)
Investments in real estate:
Land	$887,453	$825,560
Buildings and improvements	5,475,767	4,978,124
Tenant improvements and lease intangibles	531,315	460,486
	6,894,535	6,264,170
Less: accumulated depreciation	(298,863)	(242,114)
Net investment in real estate	6,595,672	6,022,056
Cash and cash equivalents	4,493	5,843
Tenant receivables, net	252	955
Deferred rent receivables, net	25,076	20,805
Interest rate contracts	149,633	84,600
Acquired lease intangible assets, net	22,210	24,313
Other assets	27,037	31,396
Total Assets	$6,824,373	$6,189,968
Liabilities
Secured notes payable	$3,705,300	$3,080,450
Unamortized non-cash debt premium	24,068	25,227
Interest rate contracts	286,762	129,083
Accrued interest payable	15,290	13,963
Accounts payable and accrued expenses	51,592	48,741
Acquired lease intangible liabilities, net	206,070	218,371
Security deposits	34,278	31,309
Dividends payable	22,737	19,221
Total Liabilities	4,346,097	3,566,365

Minority interests	556,125	793,764
Stockholders’ equity
Common stock	1,213	1,098
Additional paid-in capital	2,272,234	2,019,716
Accumulated other comprehensive income	(192,009)	(101,163)
Accumulated deficit	(159,287)	(89,812)
Total stockholders’ equity	1,922,151	1,829,839
Total liabilities and stockholders’ equity	$6,824,373	$6,189,968

Douglas Emmett Announces
First Quarter 2008 Company Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	3-Months Ended March 31, 2008	3-Months Ended March 31, 2007
Revenues
Office rental:
Rental revenues	$99,016	$91,612
Tenant recoveries	5,368	8,186
Parking and other income	12,660	11,100
Total office revenues	117,044	110,898
Multifamily rental:
Rental revenues	17,224	16,514
Parking and other income	560	491
Total multifamily revenues	17,784	17,005
Total revenues	134,828	127,903
Operating Expenses
Office expenses	31,364	33,294
Multifamily expenses	3,877	4,923
General and administrative	5,285	5,042
Depreciation and amortization	56,749	51,121
Total operating expenses	97,275	94,380
Operating income	37,553	33,523
Interest and other income	409	82
Interest expense	(41,203)	(38,302)
Loss before minority interests	(3,241)	(4,697)
Minority interests	741	1,424
Net loss	$(2,500)	$(3,273)
Net loss per common share – basic and diluted (1)	$(0.02)	$(0.03)
Weighted average shares of common stock outstanding – basic and diluted	118,284	115,006

(1)
Diluted shares are calculated in accordance with GAAP accounting literature, and include common stock plus dilutive equity instruments, as appropriate. This amount excludes OP units, which are included in the non-GAAP calculation of fully diluted shares on page 6 of this release.

Douglas Emmett Announces
First Quarter 2008 Company Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	3-Months Ended March 31, 2008	3-Months Ended March 31, 2007
Funds From Operations (FFO) (1):
Net loss	$(2,500)	$(3,273)
Depreciation and amortization of real estate assets	56,749	51,118
Minority interests attributable to Operating Partnership(2)	(804)	(1,424)
FFO	$53,445	$46,421
Weighted average share equivalents outstanding (in thousands) - diluted	156,513	166,391

FFO per share – diluted	$0.34	$0.28

(1)
We calculate funds from operations before minority interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from ,operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

(2)	Excludes the minority interest attributable to a consolidated joint venture formed in 2008, of which our Operating Partnership owns a two-thirds interest.

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